EXHIBIT 10.2

Mr William Bloking
President & Chairman of the Board of Directors
KAL Energy, Inc.

10 December 2008

RE: Executive Chairman Fees

Dear Mr. Bloking:

On behalf of the Board of Directors of KAL Energy, Inc. (“the Company”), and in light of your duties as Executive Chairman and President of the Company, I hereby tender for your consideration our amended Remuneration Package.

Base Salary
During your term as Executive Chairman, your cash fees will be decreased from a rate of $300,000 per annum to $0 per annum.  This will be accounted for since January 1, 2009.

In exchange for the cash savings, the Company offers to pay you the equivalent rate in shares of KAL Energy Stock at the prevailing market rate for each month of service.

I hope you will find this to be a competitive offer, and look forward to your written acceptance.

Yours sincerely,

Andrew Caminschi
Executive Director
KAL Energy, Inc.